As filed with the Securities and Exchange Commission on August 28, 2003.	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4204626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Golden Shore Drive Long Beach, California	90802
(Address of Principal Executive Offices)	(Zip Code)

MOLINA HEALTHCARE, INC.

2000 OMNIBUS STOCK AND INCENTIVE PLAN,

2002 EQUITY INCENTIVE PLAN

AND

2002 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Mark L. Andrews, Esq.

Executive Vice President, Legal Affairs,

General Counsel and Corporate Secretary

Molina Healthcare, Inc.

2277 Fair Oaks Boulevard, Suite 440

Sacramento, California 95825

(916) 646-9193

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Mark J. Mihanovic, Esq.

McDermott, Will & Emery

2049 Century Park East, Suite 3400

Los Angeles, California 90067

(310) 277-4110

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share, issuable upon exercise of currently outstanding options under the 2000 Omnibus Stock and Incentive Plan	822,360	$23.62	$19,424,143.	$1,571.

Common Stock, par value $0.001 per share, issuable upon exercise of options or purchase of shares to be issued under the 2002 Equity Incentive Plan	1,600,000	$23.62	$37,792,000.	$3,057.

Common Stock, par value $0.001 per share, issuable upon purchase of shares to be issued under the 2002 Employee Stock Purchase Plan	600,000	$23.62	$14,172,000.	$1,147.

Total	3,022,360	$23.62	$71,388,143.	$5,775.

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the average of the high and low prices reported in the consolidated reporting system of the registrant’s common stock as of August 26, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Molina Healthcare, Inc. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Our prospectus, filed July 2, 2003, under file number 333-102268.

2.	Our Current Report on Form 8-K, filed July 9, 2003, regarding the exercise of the underwriters’ option, under file number 1-31719.

3.	Our Current Report on Form 8-K, filed July 9, 2003, regarding the repurchase of shares, under file number 1-31719.

4.	Our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, filed August 12, 2003, under file number 1-31719.

5.	The description of our Common Stock contained in our Form 8-A Registration Statement, filed June 25, 2003, under file number 1-31719, which incorporates by reference the description of our Common Stock contained in our Form S-1 Registration Statement, filed December 30, 2002, under file number 333-102268, as amended.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Exchange Act, and, therefore, the description of securities is omitted herefrom.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware, or DGCL, permits Delaware corporations to eliminate or limit the monetary liability of directors, officers, employees and agents for breach of fiduciary duty of care, subject to certain limitations. Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, except for liability (1) for any breach of a director’s or officer’s duty of loyalty to us or our stockholders, (2) for intentional misconduct, fraud or a knowing violation of law under Section 174 of the DGCL or (3) for a transaction from which the officer or director derived an improper personal benefit. Our bylaws provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the DGCL. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

We have entered into an indemnification agreement with each of our directors, executive officers and certain other officers. The indemnification agreements provide that the director or officer will be indemnified to the fullest extent not prohibited by law for claims arising in such person’s capacity as a director or officer. In addition, our obligations under the indemnification agreements with our independent directors are guaranteed up to a maximum of $22.5 million by the Mary R. Molina Living Trust, the holder of approximately 22.2% of our common stock.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Reference is made to the Index to Exhibits.

Item 9.    Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Act (and each filing of the employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on the 28th day of August, 2003.

MOLINA HEALTHCARE, INC.

By:	/s/ J. MARIO MOLINA, M.D.
J. Mario Molina, M.D., Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J. Mario Molina, M.D., his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8, and to file any such amendments, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. MARIO MOLINA, M.D. J. Mario Molina, M.D.	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 28, 2003

/s/ JOHN C. MOLINA John C. Molina	Director, Executive Vice President, Financial Affairs, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 28, 2003

/s/ JOSEPH W. WHITE, CPA Joseph W. White, CPA	Vice President, Accounting (Principal Accounting Officer)	August 28, 2003

/s/ GEORGE S. GOLDSTEIN, PH.D. George S. Goldstein, Ph.D.	Director; Executive Vice President, Health Plan Operations	August 28, 2003

/s/ CHARLES Z. FEDAK, CPA Charles Z. Fedak, CPA	Director	August 28, 2003

/s/ SALLY K. RICHARDSON Sally K. Richardson	Director	August 28, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

3.2	Bylaws (incorporated by reference to Exhibit 3.4 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

3.3	Form of share certificate for common stock (incorporated by reference to Exhibit 3.5 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

5.1	Opinion of McDermott, Will & Emery.

10.1	2000 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.12 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

10.2	2002 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

10.3	2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

23.1	Consent of Ernst & Young LLP, Independent Auditor.

23.2	Consent of McDermott, Will & Emery (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).